Exhibit 99.1

Press Release

UPDATED: Federated Investors, Inc. to Acquire $29 Billion Cash Management Business of Alliance Capital Management L. P.

(PITTSBURGH, PA, October 28, 2004) — Federated Investors, Inc. (NYSE: FII), one of the nation’s largest investment managers, and Alliance Capital Management L.P., a leading global investment management firm, announced today that they have reached a definitive agreement for Federated to acquire Alliance’s cash management business. In connection with this acquisition, up to $29 billion in assets from 22 third-party-distributed money market funds of AllianceBernstein Cash Management Services will be transitioned into Federated money market funds. The announcement was made by Federated President and CEO J. Christopher Donahue.

At the completion of the transaction, which is expected to occur in phases between the first and third quarters of 2005, the assets of the 22 Alliance money market funds will be transitioned into 21 Federated money market funds with parallel investment objectives. The boards of directors at both Federated and Alliance have approved the transaction, but it is still subject to approval by each mutual fund’s shareholders and board of directors/trustees and customary closing considerations.

The transaction includes an upfront payment by Federated of $25 million in cash and annual payments based on the level of revenue over the next five years. At the current revenue level, these additional payments would total approximately $103 million over five years. Federated’s transaction with Alliance is expected to be accretive to Federated’s earnings in 2005.

Federated managed $125.5 billion in money market assets as of September 30, 2004. At these asset levels, Federated would have combined money market assets of $154.5 billion, further solidifying its position as one of the largest money market fund managers in the country.

“Federated consistently serves the cash management needs of financial intermediaries, institutions and corporations and is a leader in working with organizations of all sizes as they evaluate their cash management needs,” said Donahue. “Adding new clients to Federated’s

Contacts:
FII MEDIA	FII MEDIA	FII ANALYSTS
Meghan McAndrew	J.T. Tuskan	Ray Hanley
(412) 288-8103	(412) 288-7895	(412) 288-1920
mmcandrew@federatedinv.com	jtuskan@federatedinv.com	rhanley@federatedinv.com

Federated to Acquire AllianceBernstein’s Cash Management Business

October 28, 2004

substantial money market business gives us another opportunity for growth and we expect that fund shareholders will benefit from the depth and breadth of Federated’s substantial investment-product array and customer-service capabilities.”

For nearly three decades, fiduciaries and other investors have depended on Federated’s money market mutual funds and separately managed accounts for high-quality cash management services. Federated’s 53 taxable and municipal money market funds are designed to suit institutional and high-net-worth investors through broker/dealers, banks, and other financial intermediaries, while at the same time Federated works directly with corporations, government entities and other institutions to meet their investing needs.

Federated will host a conference call in conjunction with its quarterly earnings at 9 a.m. Eastern on Friday, October 29, 2004 where this transaction will be discussed. Investors are invited to listen to the teleconference by calling 888-412-9259 (domestic) or 706-679-0848 (international) prior to the 9 a.m. Eastern start time. The call may also be accessed in real time on the Internet via the About Us section of www.federatedinvestors.com. A replay will be available after 1 p.m. Eastern and until November 5, 2004, by calling 800-642-1687 (domestic) or 706-645-9291 (international) and entering code 1295556.

Federated Investors, Inc. (NYSE: FII) is one of the largest investment managers in the United States, managing approximately $178 billion in more than 135 mutual funds and various separately managed accounts as of September 30, 2004. Federated provides comprehensive investment management to 5,800 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers.

###

Certain statements in this press release, such as those related to future asset levels and the company’s position as a leader in the cash management business constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance, or achievements of the company, or industry results, to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include the ability to retain assets and customers, as well as those factors discussed in the company’s annual and quarterly reports as filed with the Securities and Exchange Commission. Certain of these factors may be more likely to occur as a result of the ongoing threat of terrorism. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither the company nor any other person assumes responsibility for the accuracy and completeness of such statements in the future.

For more complete information, visit www.federatedinvestors.com or contact your investment professional for prospectuses. You should consider the fund’s investment objectives, risks, charges, and expenses carefully before you invest. Information about these and other important subjects is in the fund’s prospectus, which you should read carefully before investing.

Federated to Acquire AllianceBernstein’s Cash Management Business

October 28, 2004

An investment in money market funds is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although money market funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in these funds.

Separately managed accounts available through Federated Investment Counseling, a registered investment advisor.

Federated Securities Corp. is the Distributor of the Federated Funds.